SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14 (a) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11 (C) or ss. 240.14a-12


                              ALFACELL CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                       N/A
    (Name of Person (s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(I) (4) and 0-11.

1)   Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

2)   Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ---------------------------------------------------------------------------

4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
                                 -----------------------------------------------

     2)   Form, Schedule or Registration Statement No.
                                                      --------------------------

     3)   Filing Party:
                       ---------------------------------------------------------

     4)   Date Filed:
                     -----------------------------------------------------------

                              ALFACELL CORPORATION

                              225 Belleville Avenue
                          Bloomfield, New Jersey 07003
                                 (973) 748-8082

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD DECEMBER 9, 1997

To our Stockholders:

     You are hereby notified that the annual meeting of stockholders (the "Annual Meeting") of Alfacell Corporation, a Delaware corporation ("Alfacell" or the "Company") will be held at the Radisson Suite Hotel Meadowlands, 350 Route 3 West, Mill Creek Drive, Secaucus, New Jersey 07094 on Tuesday, December 9, 1997 at 10:00 a.m. local time, for the following purposes:

     1.   To elect six directors (Proposal No. 1);

     2.   To approve the Company's 1997 Stock Option Plan (Proposal No. 2);

     3. To increase the number of authorized shares of Common Stock, par value $.001 (Proposal No. 3);

     4. To ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending July 31, 1998 (Proposal No. 4); and

     5. To transact such other matters as may properly come before the Annual Meeting or any adjournment thereof.

     Only holders of record of the Company's Common Stock, par value $.001 per share, at the close of business on October 20, 1997 are entitled to notice of and to vote at the Annual Meeting.

     Alfacell hopes that as many stockholders as possible will personally attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. Sending in your proxy will not prevent you from voting in person at the Annual Meeting.

                                        By order of the board of directors,


                                        Gail E. Fraser, Secretary

Bloomfield, New Jersey
November 17, 1997

                              ALFACELL CORPORATION
                                    ---------

                                 PROXY STATEMENT
                                    ---------

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the annual meeting of stockholders (the "Annual Meeting") of Alfacell Corporation ("Alfacell" or the "Company") to be held on Tuesday, December 9, 1997 and at any adjournment thereof. The accompanying proxy is solicited by the board of directors of the Company and is revocable by the stockholder any time before it is voted. For more information concerning the procedure for revoking the proxy, see "General." This Proxy Statement was first mailed to stockholders of the Company on or about November 17, 1997, accompanied by the Company's Annual Report to Stockholders for the fiscal year ended July 31, 1997. The principal executive offices of the Company are located at 225 Belleville Avenue, Bloomfield, New Jersey 07003, telephone (973) 748-8082.


                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of the Company's common stock, par value $.001 per share (the "Common Stock" or "Common Shares"), at the close of business on October 20, 1997 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, 14,847,793 Common Shares, were outstanding and will be entitled to vote at the Annual Meeting. Each Common Share is entitled to one vote on all matters. There are no cumulative voting rights.

     To be elected, a director must receive a plurality of the votes of the Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The affirmative vote of at least a majority of the outstanding Common Shares is required for the approval of Proposal No. 3. The affirmative vote of at least a majority of the Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, whether or not a quorum is present when the vote is taken, is necessary for approval of Proposal No. 2 and Proposal No. 4. A quorum is representation in person or by proxy at the Annual Meeting of at least a majority of the Common Shares outstanding as of the Record Date.

     Pursuant to the Delaware General Corporation Law, votes cast "For" a matter constitute affirmative votes. Proxy cards which are voted by marking "Withheld" or "Abstain" on a particular matter are counted as present for quorum purposes and for purposes of determining the outcome of such matter, but since they are not cast "For" a particular matter, they will have the same effect as negative votes or votes "Against" a particular matter. If a validly executed proxy card is not marked to indicate a vote on a particular matter and the proxy granted thereby is not revoked before it is voted, it will be voted "For" such matter. Where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), such broker non- votes will be treated as shares that are present for purposes of determining the presence of a quorum. With respect to proposals which require the affirmative vote of a percentage of votes present at the Annual Meeting for approval, however, such broker non-votes will be treated as not present for purposes of determining the outcome of any such matters. With respect to proposals which require the affirmative vote of a percentage of the outstanding shares for approval, since such broker non-votes are not cast "For" a particular matter, they will have the same effect as a negative vote or votes "Against" such matter.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

     The Company By-Laws provide that the full Board of Directors shall not be less than one, nor more than ten Directors, as may be fixed from time to time by resolution of the Board of Directors. The Board of Directors is currently fixed at eight Directors and pursuant to a determination of the Board will be fixed at six Directors as of the date of the Annual Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified.

     The nominees for election to the office of Director, and certain information with respect to their ages and backgrounds, are set forth below. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the nominees named herein as directors. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy should occur before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as management may designate. Alan Bell, Robert Henry and Allen Siegel have elected to retire from the Board of Directors and will not stand for election.

                 Nominees for Election to the Office of Director
                              at the Annual Meeting


Nominee                       Age      Director    Position with the Company
-------                       ---      --------    -------------------------
                                        Since
                                        -----

Kuslima Shogen                 52       1981       Chief Executive Officer,
                                                   Chairman of the Board

Gail E. Fraser                 39       1995       Vice President, Finance,
                                                   Chief Financial Officer and
                                                   Director

Stanislaw M. Mikulski,         53       1986       Executive Vice President,
M.D.                                               Medical Director and Director

Stephen K. Carter, M.D.(1)     59       1997       Director and Chairman of the
                                                   Scientific Advisory Board

Donald R. Conklin (1)(2)       61       1997       Director

Martin F. Stadler(1)(2)        55       1997       Director


===============================================================================

(1)  Member of Compensation Committee
(2)  Member of Audit Committee


     The Board of Directors recommends a vote FOR Ms. Shogen, Ms. Fraser, Dr. Mikulski, Dr. Carter, Mr. Conklin and Mr. Stadler as Directors (Proposal No. 1 on the Proxy Card).

                         BUSINESS EXPERIENCE OF NOMINEES

     Kuslima Shogen has served as the Company's Chief Executive Officer since September 1986, Chairman of the Board since August 1996, and as a Director since the inception of the Company. She also served as the Company's Chief Financial Officer from September 1986 through July 1994 and as its President from September 1986 through July 1996. Ms. Shogen formed the Company in 1981 to pursue research that she had initiated while a biology student in the University Honors Program at Fairleigh Dickenson University. Prior to founding Alfacell, from 1976 to 1981 she was founder and president of a biomedical research consortium specializing in Good Laboratory Practices and animal toxicology. During that time, she also served as a consultant for the Lever Brothers Research Group. Ms. Shogen has received numerous awards for achievements in biology, including the Sigma Xi first prize from the Scientific Research Society of North America in 1974 and first prize for the most outstanding research paper in biology at the Eastern College Science Conferences competitions in 1972, 1973, and 1974. She earned a B.S. degree in 1974 and an M.S. degree in 1976 in biology from Fairleigh Dickenson, and also completed graduate studies in 1978 in embryology. Ms. Shogen was the first teaching fellow from Fairleigh Dickenson's Rutherford, NJ campus. She graduated Phi Beta Kappa.

     Gail E. Fraser joined the Company as its Chief Financial Officer in July 1994 and subsequently became a Director in April 1995. From August 1993 to July 1994, she served as a consultant to the Company and was the Company's business, financial and accounting advisor. From April 1989 to February 1993, Ms. Fraser served as the Chief Financial Officer of Enzon, Inc., a biopharmaceutical company located in Piscataway, New Jersey, where she was responsible for raising more than $80 million in equity capital. From 1982 to 1989, she served as the Vice President of Finance and Controller for Sidmak Laboratories, Inc., a generic drug manufacturer located in East Hanover, New Jersey. Ms. Fraser earned a B.S. degree in accounting from Kean University of New Jersey in 1985 and an M.B.A. from the Wharton School of the University of Pennsylvania in 1993. She is also a Certified Public Accountant in the state of New Jersey.

     Stanislaw M. Mikulski, M.D., F.A.C.P. has served the Company as Executive Vice President and Medical Director since 1987 and as a Director since 1986. Prior to his affiliation with Alfacell, Dr. Mikulski was Special Assistant to the Chief of the Investigational Drug Branch of the National Cancer Institute ("NCI") and the Coordinator for Immunotherapy Trials in Cancer for the Division of Cancer Treatment. Prior to joining the Company, he maintained a private practice in medical oncology for over eight years. He is a diplomate of the American Board of Internal Medicine and Medical Oncology as well as a fellow of the American College of Physicians and a member of the American Society of Clinical Oncology. Dr. Mikulski is currently a clinical assistant Professor of Medicine at the University of Medicine and Dentistry of New Jersey. He received his M.D. in 1967 from the Medical School of Warsaw, Poland and subsequently performed post-doctoral studies in human tumor immunology at the University of California in Los Angeles.

     Stephen K. Carter, M.D. joined the Board of Directors in May 1997 and serves as Chairman of the Company's Scientific Advisory Board. In addition to his positions with Alfacell, Dr. Carter also serves as a senior clinical consultant to Sugen, Inc. From 1995 through 1997, he served as Senior Vice President of Research and Development for Boehringer-Ingelheim Pharmaceuticals. Before this, Dr. Carter spent over 13 years with Bristol-Myers Squibb, an international leader in the development of innovative anti-cancer and anti-viral therapies. He held a variety of senior executive research and development positions while at Bristol-Myers, including serving for five years as Senior Vice President of worldwide clinical research and development of its
Pharmaceutical Research Institute. From 1976 to 1982, he established and directed the Northern California Cancer Program. Prior to this, he held a number of positions during a nine-year tenure at the NCI, including the position of Deputy Director at the National Institutes of Health. He has also been a member of the faculties of the medical schools of Stanford University, the University of California at San Francisco and New York University. Dr. Carter has published extensively on the development of anti-cancer drugs, was the co-founding editor of journals devoted to cancer therapeutics or immunology, and has served on the editorial boards of a number of additional journals dedicated to cancer treatment. He is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, and the Society of Surgical Oncology, as well as several other medical societies. Dr. Carter earned his B.A. from Columbia University and his M.D. from New York Medical College. He currently serves on the Board of Directors of Allos Therapeutics.

     Donald R. Conklin joined the Board of Directors in May 1997. Prior to his retirement in May 1997, Mr. Conklin was a senior executive with Schering-Plough, a major worldwide pharmaceutical firm. During his more than 35 years with Schering-Plough, he held a variety of key management positions within the firm. From 1986 to 1994, he served as President of Schering-Plough Pharmaceuticals. In this position, he was responsible for worldwide pharmaceutical operations, including the launch of INTRON A(R) (interferon alfa-2b). Prior to this, Mr. Conklin had served as President of Schering USA and had held a variety of executive marketing positions in the United States, Europe, and Latin America. Immediately preceding his retirement, he was Chairman of Schering-Plough Health Care Products and an Executive Vice President of Schering-Plough Corporation. Mr. Conklin received his B.A. with highest honors from Williams College and his M.B.A. degree from the Rutgers University School of Business. He currently serves on the Board of Directors of Vertex Pharmaceuticals, Inc., CytoTherapeutics, Inc. and BioTransplant, Inc.

     Martin F. Stadler joined the Board of Directors in November 1997. He recently retired from Hoffmann La-Roche, Inc. after 32 years of pharmaceutical, chemical and diagnostic experience. Mr. Stadler served as senior vice president and chief financial officer, and was a member of the Hoffmann La- Roche, Inc. Board of Directors from 1985 through 1996. His responsibilities included finance, information technology, human resources, quality control and technical services. Prior to 1985, Mr. Stadler served as vice-president of strategic planning and business development. Mr. Stadler received his B.S. degree from Rutgers University and his M.B.A. from Fairleigh Dickenson University. He is a member of the Finance Council of the American Management Association and the President's Advisory Board of Fairleigh Dickenson University.

     The SEC has notified Ms. Shogen, Dr. Mikulski and Dr. Siegel (the "Reporting Persons") that the Enforcement Division had commenced an informal investigation (the "SEC Investigation") of certain allegedly late filings required to be made by the Reporting Persons pursuant to Sections 13 and 16 of the Securities and Exchange Act of 1934 (the "Exchange Act") with respect to changes in beneficial ownership of the Company's securities which, except for one late filing by Ms. Shogen in 1996 which is discussed below, occurred for each of the Reporting Persons during the years 1983 to 1994. The alleged violations relate solely to the filings of required forms, and to the Company's knowledge, the Enforcement Division has not alleged any fraudulent or willful misconduct by any of the Reporting Persons. The Reporting Persons and the Company have been cooperating fully with the SEC in connection with its investigation. The staff of the Enforcement Division has agreed to recommend to the SEC, and the Reporting Persons have agreed in principle, to the settlement of this matter which would result in the Reporting Persons consenting to the entry of a cease-and-desist order in which they will neither admit nor deny the allegations made by the SEC and the payment of monetary penalties totaling $40,000 for all of the Reporting Persons. Since mid-1994 when the Company and its officers and directors, with the assistance of the Company's current securities counsel, fully implemented a comprehensive Section 16(a) compliance program, all changes of beneficial ownership for the Reporting

Persons which have occurred have been reported on a timely basis, except for one Form 4 reporting changes in beneficial ownership occurring in 1996 which Ms. Shogen filed one month late. See "Compliance with Section 16(a) of the Exchange Act".


               INFORMATION CONCERNING BOARD AND COMMITTEE MEETINGS
                           AND COMMITTEES OF THE BOARD

     Seven meetings of the Company's board of directors were held during the fiscal year ended July 31, 1997. As of July 31, 1997 there were two standing committees of the Board, a Compensation Committee and an Audit Committee. During fiscal 1997, the Compensation Committee was comprised of Alan Bell, Robert R. Henry and Allen Siegel. The primary functions of the Compensation Committee are to administer the 1993 Stock Option Plan and the 1997 Stock Option Plan, determine the compensation of the Company's officers and senior management and review compensation policy for all of the Company's employees. The Compensation Committee met once during the fiscal year ended July 31, 1997. All of the decisions regarding executive compensation were made by the Compensation Committee during the fiscal year ended July 31, 1997. During fiscal 1997, the Audit Committee was comprised of Alan Bell and Robert R. Henry.

     The primary functions of the Audit Committee are to meet with the Company's independent auditors to discuss and review audit procedures and issues, meet with management on matters concerning the Company's financial condition, internal controls and year-end audit, and report to the Board on such matters. The Audit Committee met one time during the fiscal year ended July 31, 1997. During fiscal 1997, no incumbent director attended fewer than 75 % of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board on which such director served. On October 31, 1997 Messrs. Bell and Henry and Dr. Siegel retired from the Compensation Committee and Messrs. Bell and Henry retired from the Audit Committee. Messrs. Conklin and Stadler have been elected to the Audit Committee and Dr. Carter and Messrs. Conklin and Stadler have been elected to the Compensation Committee.


                             EXECUTIVE COMPENSATION

Directors' Compensation

     Directors receive no cash compensation in consideration for their serving on the Board of Directors.

     In November 1993 and January 1994, the Board of Directors and the stockholders, respectively, approved the Company's 1993 Stock Option Plan (the "Plan") which, among other things, provides for automatic grants of options ("Automatic Grants") under a formula (the "Formula") to non-employee directors ("Independent Directors" ) on an annual basis.

     The Formula provides that (i) on each December 31st each Independent Director receives automatically an option to purchase 15,000 shares of the Company's Common Stock (the "Regular Grant"); and (ii) on the date of each Independent Director's initial election to the Board of Directors, such newly elected Independent Director automatically receives an option to purchase such Independent Director's pro rata share of the Regular Grant which equals the product of 1,250 multiplied by the number of whole months remaining in the calendar year (the "Pro Rata Grant"). Each option granted pursuant to a Regular Grant and a Pro Rata Grant vests and becomes exercisable on December 30th following the date of grant. Notwithstanding the foregoing, an option will not become exercisable as to any shares unless such Independent Director has served continuously on the Board during the year preceding the date on which such options are scheduled to vest and become exercisable, or from the date such Independent Director joined the Board until the date on which such options are scheduled to vest and become exercisable; provided, however, that if an Independent Director does not fulfill such continuous service requirement due to such Independent Director's death or disability all options held by such Independent Director nonetheless vest and become exercisable as described herein. An option granted pursuant to the Formula remains exercisable for a period of five years after the date the option first becomes exercisable. The per share exercise price of an option granted under the Formula is required to be equal to the fair market value of a share of Common Stock on the date of grant.

     During the fiscal year ended July 31, 1997, the following Independent Directors were granted the options listed below pursuant to the Formula under the 1993 Plan and the Company's 1997 Stock Option Plan (the "1997 Plan"). The exercise prices of the options are equal to the fair market value of the Common Stock on the date of grant.


Name                   Number of Options      Exercise Price       Expiration
----                   -----------------      --------------       ----------

Alan Bell                    15,000               $ 6.97            12/30/02

Stephen K. Carter             8,750               $ 5.20            12/30/02

Donald R. Conklin             8,750               $ 5.28            12/30/02

Robert R. Henry              15,000               $ 6.97            12/30/02

Allen Siegel                 15,000               $ 6.97            12/30/02


     The options granted to Mssrs. Bell and Henry and Dr. Siegel will vest and become exercisable upon their retirement from the Board.

     If the 1997 Plan is approved by stockholders, Independent Directors will receive automatic grants of options under that Plan pursuant to a formula which is substantially identical to the Formula in the 1993 Plan. See "Proposal No. 2."


Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended July 31, 1997, the members of the Board of Directors who served on the Compensation Committee of the Board of Directors were Alan Bell, Robert R. Henry and Allen Siegel.

     Dr.  Siegel  has made a  request  for  indemnification  by the  Company  in connection with the SEC's informal investigation regarding his alleged violations of Section 16 of the Exchange Act pursuant to his indemnification agreement with the Company. See "Certain Relationships and Related Transactions".

Summary Compensation Table

     The following table provides a summary of cash and non-cash compensation for each of the last three fiscal years ended July 31, 1997, 1996 and 1995 earned by the Chief Executive Officer and the only three other executive officers of the Company during the last three fiscal years (the "Named Executive Officers").


                                                                                                               Long Term
                                                        Annual Compensation                                  Compensation
                               --------------------------------------------------------------        -----------------------------

                                                                                                     Securities
                                                                                 Other Annual        Underlying       All Other
      Name and                                                                   Compensation         Options/       Compensation
 Principal Position            Year           Salary($)            Bonus($)         ($)(1)            SARs(#)             ($)
 ------------------            ----           ---------            --------      ------------        -----------     -------------
Kuslima Shogen                 1997           $150,000             - 0 -             - 0 -             - 0 - (3)         - 0 -
Chief Executive                1996            150,000             - 0 -             - 0 -           500,000 (4)         - 0 -
Officer and                    1995            150,000             - 0 -             - 0 -             - 0 -             - 0 -
Chairman of the
Board of
Directors(2)

Michael C. Lowe                1997           $189,968             - 0 -             - 0 -           175,000(5)          - 0 -
President(5)                   1996              - 0 -             - 0 -             - 0 -             - 0 -             - 0 -
                               1995              - 0 -             - 0 -             - 0 -             - 0 -             - 0 -

Gail E. Fraser(6)              1997           $130,000             - 0 -             - 0 -             - 0 - (3)         - 0 -
Vice President,                1996            130,000             - 0 -             - 0 -             - 0 -             - 0 -
Finance and Chief              1995            121,163             - 0 -             - 0 -             - 0 -             - 0 -
Financial Officer

Stanislaw M                    1997           $130,000             - 0 -             - 0 -             - 0 - (3)         - 0 -
Mikulski(7)                    1996            130,000             - 0 -             - 0 -           250,000(4)          - 0 -
Executive Vice                 1995            130,000             - 0 -             - 0 -             - 0 -             - 0 -
President and
Medical Director


(1) Excludes perquisites and other personal benefits which in the aggregate do not exceed 10% of the Named Executive Officers' total annual salary and bonus.

(2) No salary was paid to Ms. Shogen in fiscal 1995 and this salary was accrued on the Company's financial statements as obligations owed to Ms. Shogen. During fiscal 1996, Ms. Shogen was paid $150,000 representing payment in full of accrued back salary. Ms. Shogen was paid her salary in full for fiscal 1996 and 1997.

(3) Except for the options granted to Dr. Lowe and described in note (5), no options were granted to the Named Executive Officers during the fiscal year ended July 31, 1997.

(4) These options were originally granted during the fiscal year ended July 31, 1992, and were due to expire by their terms in September 1995. In September 1995, the exercise period for these options was extended until September 1996 and the per share exercise price was increased to $3.87 per share, the fair market value of the Common Stock on the date of such extension. These options were exercised at an exercise price of $3.87 per share during fiscal 1996 and 1997. See "Option Exercises and Fiscal Year-End Values."

(5) Dr. Lowe was hired as President of the Company in August 1996 and resigned as of July 31, 1997. He was originally granted options to purchase 650,000 shares of Common Stock at an exercise price of $4.70 per share, the fair market value of the Common Stock on the date of grant. Pursuant to a separation agreement between Dr. Lowe and the Company, 100,000 of these options vested immediately upon grant and expire January 31, 1999, 75,000 options vested July 31, 1997 and expire January 31, 1999, and the remaining 475,000 options were canceled upon his resignation as President of the Company. See "Employment and Termination Agreements."

(6) In fiscal 1995, $96,163 of Ms. Fraser's salary was paid to Ms. Fraser. That portion of Ms. Fraser's salary which was not paid to her was accrued on the Company's financial statements as obligations owed to Ms. Fraser. During fiscal 1996, Ms. Fraser was paid $25,000 representing payment in full of accrued back salary. Ms. Fraser was paid her salary in full for fiscal 1996 and 1997.

(7) In fiscal 1995, $5,000 of Dr. Mikulski's salary was paid to Dr. Mikulski. That portion of Dr. Mikulski's salary which was not paid to him was accrued on the Company's financial statements as obligations owed to Dr. Mikulski. During fiscal 1996, Dr. Mikulski was paid $125,000 representing payment in full of accrued back salary. Dr. Mikulski was paid his salary in full for fiscal 1996 and 1997.


Option Grants in Last Fiscal Year

     The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended July 31, 1997:

====================================================================================================================================
                                     Individual Grants
                                                                                                   Potential Realizable Value at
                                                                                                   Assumed Annual Rates of Stock
                                                                                                   Price Appreciation for Option
                                                                                                             Term (1)
---------------------------------------------------------------------------------------------

                          Number of
                         Securities          % of Total
                         Underlying        Options Granted     Exercise or
                           Options         to Employees in     Base Price      Expiration
        Name             Granted (#)         Fiscal Year        ($/Share)         Date
                                                                                            ----------------------------------------

                                                                                                 0%($)         5%($)        10%($)
------------------------------------------------------------------------------------------------------------------------------------



Kuslima Shogen                0                  --                --              --              --           --           --

Gail E. Fraser                0                  --                --              --              --           --           --

Stanislaw M.                  0                  --                --              --              --           --           --
Mikulski

Michael C.               175,000(2)             61.4%             $4.70          1/31/99           0          $41,125      $82,250
Lowe
====================================================================================================================================


(1) The amounts set forth in the three columns represent hypothetical gains that might be achieved by the optionees if the respective options are exercised at the end of their terms. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10%. The 0% appreciation column is included because the exercise price of the options equals the market price of the underlying Common Stock on the date the options were granted, and thus the options will have no value unless the Company's stock price increases above the exercise price.

(2) Dr. Lowe was hired as President of the Company in August 1996 and resigned as of July 31, 1997. He was originally granted options to purchase 650,000 shares of Common Stock at an exercise price of $4.70 per share, the fair market value of the Common Stock on the date of grant. Pursuant to a separation agreement between Dr. Lowe and the Company, 100,000 of these options vested immediately upon grant and expire January 31, 1999 75,000 options vested July 31, 1997 and expire January 31, 1999, and the remaining 475,000 options were canceled upon his resignation as President of the Company.


Option Exercises and Fiscal Year-End Values

     The following table sets forth the information with respect to the Named Executive Officers concerning the exercise of options during the fiscal year ended July 31, 1997 and unexercised options held as of July 31, 1997.

====================================================================================================================================
                                                                    Number of Securities                Value of Unexercised
                                                                   Underlying Unexercised                In-The-Money Options
                                                                 Options at Fiscal Year-End            at Fiscal Year-End($)(2)
                                                                             (#)
------------------------------------------------------------

                              Shares             Value
         Name               Acquired on        Realized       Exercisable        Unexercisable     Exercisable       Unexercisable
                           Exercise (#)         ($)(1)
------------------------------------------------------------------------------------------------------------------------------------
Kuslima Shogen                     422,500        $295,170       1,245,967              430,240      $1,628,817            $569,890

Gail E. Fraser                        None            None         335,000              140,000        $143,300             $53,200

Stanislaw M.                       163,500        $138,902         325,128              106,281        $424,215            $140,302
Mikulski

Michael C. Lowe                       None            None         195,000                - 0 -         $27,400               - 0 -
====================================================================================================================================


(1) Based upon the fair market value of the purchased shares on the option exercise date less the exercise price paid for the shares.

(2) The fair market value of the Common Stock at the fiscal year end was based on the average of the bid and asked price ($4.49) for the Common Stock as reported by the NASDAQ SmallCap Market on the last day of the fiscal year, July 31, 1997.


Employment and Termination Agreements

     On October 9, 1997 the Company entered into a separation agreement and general release with Dr. Michael Lowe pursuant to which (i) Dr. Lowe confirmed his resignation as president, director and employee of the Company effective as of July 31, 1997, (ii) the Company agreed to pay Dr. Lowe a total of $100,000 during the period commencing August 1, 1997 through January 31, 1998, (iii) the Company and Dr. Lowe agreed that of the 650,000 options granted to Dr. Lowe when he became the Company's president, 100,000 options had vested immediately upon grant and will remain exercisable until January 31, 1999, 75,000 options had vested as of August 1, 1997 and will remain exercisable until January 31, 1999 and 475,000 options were canceled as of July 31, 1997 (iv) the Company agreed under certain circumstances to pay for health insurance for Dr. Lowe and his dependents until July 31, 1998, (v) Dr. Lowe and the Company released each other from all claims and (vi) Dr. Lowe agreed not to compete with the Company until January 31, 1998.


         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     During the fiscal year ended July 31, 1997, the Compensation Committee consisted of three non-employee directors. The three directors who comprised the Compensation Committee during fiscal 1997 are retiring from the board effective as of the date of the fiscal 1997 Annual Meeting and three non-employee directors were elected to replace the retiring directors on the Compensation Committee in October and November 1997. This report is rendered by the three directors who sat on the Compensation Committee and made all compensation decisions regarding the Company's executive officers, including the Named Executive Officers in the Summary Compensation Table, during fiscal 1997.

     As with many other biotechnology companies, Alfacell's current level of development and the highly volatile nature of biotechnology stocks in general makes executive compensation which is based on sales and earnings goals, or strictly based on stock performance, impracticable. In determining compensation, the Compensation Committee generally reviews the progress made by the individual officer in attaining his or her individual goals and the progress made by the Company in its drug development programs. In addition, the Compensation Committee keeps the Company's stock performance in mind when making compensation decisions. Finally, the Compensation Committee generally reviews and takes into account, competitive factors regarding compensation. The compensation of the Company's executive officers consists of three principal components: (i) base salary and benefits, (ii) a bonus based on individual contributions evaluated against annual goals and (iii) long-term incentives in the form of stock option grants.

     Kuslima Shogen, Gail E. Fraser and Dr. Stanislaw M. Mikulski did not receive any salary increases, bonuses or option grants for fiscal 1997. Considering the fact that the Company's stock had not performed in a manner which they considered to be satisfactory given general market conditions and in an attempt to limit increases in cash expenditures, these executive officers did not petition the Compensation Committee for additional compensation even though the Company's goals as set forth at the 1996 Annual Meeting had satisfactorily been achieved. The amounts paid to Dr. Michael Lowe were based upon arms-length negotiations between the Company and Dr. Lowe, taking into account competitive factors and Dr. Lowe's compensation at his prior employer.

                                        THE COMPENSATION COMMITTEE

                                        Robert Henry, Chairman
                                        Alan Bell
                                        Allen Siegel

                      Stockholder Return Performance Graph

     The graph below summarizes the total cumulative return experienced by the Company's stockholders from July 31, 1992 to July 31, 1997, compared to the NASDAQ Stock Market Index and the NASDAQ Pharmaceutical Index.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
    AMONG ALFACELL CORPORATION, THE NASDAQ STOCK MARKET (U.S.) AND THE NASDAQ
                              PHARMACEUTICAL INDEX

-----------------------------------------------------------------------------------------------------------------------------
ACEL                                                                         Cumulative Total Return

-----------------------------------------------------------------------------------------------------------------------------
                                                            7/92         7/93        7/94       7/95        7/96       7/97
-----------------------------------------------------------------------------------------------------------------------------
ALFACELL CORPORATION                                         100          126          66         53          97         89
-----------------------------------------------------------------------------------------------------------------------------
NASDAQ STOCK MARKET (U.S.)                                   100          122         125        176         191        283
-----------------------------------------------------------------------------------------------------------------------------
NASDAQ PHARMACEUTICAL                                        100           80          71         99         120        141
INDEX
-----------------------------------------------------------------------------------------------------------------------------

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     As of October 25, 1996, when the Company filed its definitive Proxy Statement for fiscal year 1996, the Company had received no forms or other information from any reporting person indicating that there were any changes in beneficial ownership that had not been previously fully reported which were not disclosed in a previous proxy statement or Form 10-KSB filed by the Company, with the exception of one Form 4 which had been filed one month late by Ms. Shogen in 1996. Thereafter, the SEC advised the Reporting Persons that forms reflecting changes in their respective beneficial ownership of Alfacell securities which, with the one exception discussed above, occurred between three and fifteen years ago, had been filed late. The SEC also asked the Reporting Persons to confirm on a voluntary basis whether all other changes in beneficial ownership had in fact been previously fully reported.

     The Reporting Persons and the Company voluntarily undertook an extensive search for and review of records to determine the extent to which any such changes in beneficial ownership were not previously fully reported. The Company has learned of the following filing deficiencies:

     As of July 31, 1997, Kuslima Shogen had one late Form 3, 43 late Form 4s, three late Form 5s and 188 transactions not reported on a timely basis. As of July 31, 1997, Ms. Shogen had failed to file 40 Form 4s and had failed to report 187 transactions. Subsequent to July 31, 1997, Ms. Shogen filed a Form 5 reporting all such unreported transactions. With the one exception discussed above, all of the these transactions occurred between three and fifteen years ago.

     As of July 31, 1997, Stanislaw Mikulski had one late Form 3, eight late Form 4s and one late Form 5 and 11 transactions not reported on a timely basis. As of July 31, 1997, Dr. Mikulski had failed to file 18 Form 4s and two Form 5s and had failed to report 79 transactions. Subsequent to July 31, 1997, Dr. Mikulski filed a Form 5 reporting all such unreported transactions. All of the these transactions occurred between three and fifteen years ago.

     As of July 31, 1997, Allen Siegel had one late Form 3, 22 late Form 4s, three late Form 5s and 28 transactions not reported on a timely basis. As of July 31, 1997, Dr. Siegel had failed to file 27 Form 4s and one Form 5 and had failed to report 54 transactions. Subsequent to July 31, 1997, Dr. Siegel filed a Form 5 reporting all such unreported transactions. All of the these transactions occurred between three and fifteen years ago.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning stock ownership of each person who is the beneficial owner of five percent or more of the Company's outstanding Common Stock, each of the current directors, each of the Named Executive Officers and all directors and executive officers as a group as of October 10, 1997.

                                                                             Percentage of Common
Directors, Officers or 5% Stockholders(1)          Number of Shares(2)       Stock Outstanding(3)
-----------------------------------------          -------------------       --------------------
Kuslima Shogen                                           2,545,467 (4)               15.8%

Stanislaw M. Mikulski                                      686,378 (5)                4.5%

Gail E. Fraser                                             335,000 (6)                2.2%

Michael C. Lowe                                            245,000 (7)                1.6%

Alan Bell                                                   65,929 (8)                 *

Stephen K. Carter                                           10,000 (9)                 *

Donald R. Conklin                                          25,500 (10)                 *

Robert R. Henry                                           237,550 (11)                1.6%

Allen Siegel                                              198,562 (12)                1.3%

Martin F. Stadler                                               0 (13)                 0

All executive officers and
directors as a group
(nine persons)                                          4,349,386 (14)               25.4%


*    Less than one percent.

(1) The address of all officers and directors listed above is in the care of the Company.

(2) All shares listed are Common Stock. Except as discussed below, none of these shares are subject to rights to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the Exchange Act, and the beneficial owner has sole voting and investment power, subject to community property laws where applicable.

(3) The percentage of stock outstanding for each stockholder is calculated by dividing (i) the number of shares of Common Stock deemed to be beneficially held by such stockholder as of October 10, 1997 by (ii) the sum of (A) the number of shares of Common Stock outstanding as of October 10, 1997 plus
     (B) the number of shares issuable upon exercise of options or warrants held by such stockholder which were exercisable as of October 10, 1997 or which will become exercisable within 60 days after October 10, 1997.

(4) Includes 1,245,967 shares subject to options which were exercisable as of October 10, 1997 or which will become exercisable within 60 days after October 10, 1997.

(5) Includes 325,128 shares subject to options which were exercisable as of October 10, 1997 or which will become exercisable within 60 days after October 10, 1997.

(6) Includes 335,000 shares underlying options which were exercisable as of October 10, 1997 or which will become exercisable within 60 days after October 10, 1997. Of such options, 50,000 expired unexercised on November 10, 1997.

(7) Includes 195,000 shares subject to options which were exercisable as of October 10, 1997 or which will become exercisable within 60 days after October 10, 1997. Dr. Lowe resigned as a director and president of the Company as of July 31, 1997.

(8) Includes 45,000 shares subject to options which were exercisable as of October 10, 1997 or which will become exercisable within 60 days after October 10, 1997 owned by Mr. Bell, 20,429 shares owned jointly by Mr. Bell and his wife and 500 shares owned by Mrs. Bell. Mr. Bell disclaims beneficial ownership as to the shares owned by his wife.

(9) Includes 10,000 shares underlying options which were exercisable as of October 10, 1997 or which will become exercisable within 60 days after October 10, 1997.

(10) Includes 10,000 shares underlying options which were exercisable as of October 10, 1997 or which will become exercisable within 60 days after October 10, 1997.

(11) Includes 41,250 shares subject to options which were exercisable as of October 10, 1997 or which will become exercisable within 60 days after
     October 10, 1997 and 20,000 shares underlying warrants which were exercisable as of October 10, 1997 or which will become exercisable within 60 days after October 10, 1997.

(12) Includes 45,000 shares subject to options which were exercisable as of October 10, 1997 or which will become exercisable within 60 days after October 10, 1997 owned by Dr. Siegel, 37,785 shares owned by Dr. Siegel's wife, who is a former employee of the Company and 20,000 shares subject to options which were exercisable as of October 10, 1997 or which will become exercisable within 60 days after October 10, 1997 owned by Dr. Siegel's wife. Dr. Siegel disclaims beneficial ownership as to the shares owned by his wife.

(13) Mr. Stadler was elected to the Board of Directors on November 12, 1997.

(14) Includes all shares owned beneficially by the directors and the executive officers named in the table.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective May 31, 1993, the Company restructured a pre-existing bank note (the "Note") to include the principal balance of $1,300,000, accrued interest of $349,072, and legal fees of $50,000 into a new term loan of $1,699,072 (the "Term Loan"). Interest was to be computed at a rate of seven and one-half percent (7.5%) per annum. The Term Loan was secured by substantially all of the assets of the Company. Ms. Shogen had personally guaranteed the Note and had pledged certain collateral, including a majority of the shares of Common Stock of the Company owned by her and certain options, as additional collateral, pursuant to a pledge agreement (the "Pledge Agreement") dated May 31, 1993 between Ms. Shogen, the Company and the bank. The Pledge Agreement secured the obligations of the Company to the bank pursuant to the Term Loan as well as a personal loan Ms. Shogen had with the same bank (the "Shogen Loan"). Substantially all of the obligations owed by the Company to Ms. Shogen were subordinated to the Note. In order to satisfy the Company's obligations to the bank pursuant to the Term Loan, from time to time, as contemplated by the Pledge Agreement, portions of the shares of Common Stock pledged by Ms. Shogen have been sold. During fiscal 1994, shares pledged by Ms. Shogen were sold in payment of such obligation, in the amount of $48,673 during the quarter ended October 31, 1993,

$15,945 during November 1993, $15,957 during December 1993 and $15,704 during January 1994. Through January 31, 1994, the monthly payments of interest and principal under the Term Loan were paid primarily pursuant to this procedure, and subsequent to such time, have been paid directly by the Company. The Term Loan agreement prohibited the issuance of any shares, or right to purchase any shares of the Company's stock if the result of such issuance would be to decrease the ratio of the market value of Ms. Shogen's pledged stock to the aggregate outstanding debt under the Term Loan and the Shogen Loan, below 1:1. In June 1994, the Shogen Loan and the related Pledge Agreement were amended to provide for, among other things, the issuance to Ms. Shogen, and subsequent pledge to the bank, of certain options to purchase Common Stock issued to Ms. Shogen in connection with the conversion to options of advances and interest thereon made by Ms. Shogen to the Company and accrued salary owed to Ms. Shogen by the Company. Based upon the average of the closing bid and asked prices on July 31, 1997, the shares of the Company's Common Stock pledged by Ms. Shogen to secure the Term Loan and the Shogen Loan were valued at $6,052,520 (excluding the value of shares of Common Stock underlying certain options pledged to the bank) and the aggregate outstanding debt of the Company pursuant to the Term Loan and the aggregate outstanding debt of Ms. Shogen pursuant to the Shogen Loan as of July 31, 1997 was $1,373,090 and $700,402, respectively. In connection with the Term Loan, Ms. Shogen also assigned to the bank her right to payment of up to $200,000 of outstanding debt owed to her by the Company, which amount was paid to Ms. Shogen by the Company, and paid to the bank by Ms. Shogen during fiscal 1995 and 1996. In November 1995, the Note was amended and restated and the Term Loan agreement was amended to provide for, effective as of October 1, 1995, among other things (i) the extension of the Term Loan from May 31, 1996 to August 31, 1997, (ii) a re-amortization of the payment of principal and interest based on a one hundred fifty (150) month amortization schedule, (iii) an increase in the interest rate from seven and one-half percent (7.5%) per annum to eight and three- eighths percent (8.375%) per annum, and (iv) the issuance to the bank of a warrant to purchase 10,000 shares of Common Stock through August 31, 1997 at an exercise price of $4.19 per share. Such warrant expired unexercised. The Company had a verbal agreement with the bank to extend the maturity date of the Term Loan until December 1, 1997 provided the Company deposited a compensating balance in the amount of the principal balance as of the date the extension was negotiated with the bank. On October 2, 1997, the Company paid the entire Term Loan balance, including accrued interest, in the amount of $1,376,646.

     In accordance with their respective indemnification agreements with the Company, Ms. Shogen and Drs. Mikulski and Siegel have given written notice to the Company of their claims for indemnification of all damages, judgments, settlements, costs and expenses of investigation, costs and expenses of defense of legal actions, claims and proceedings and any appeals therefrom incurred in connection with the SEC Investigation and any related or ancillary, threatened or pending actions, suits or proceedings, whether civil, criminal, administrative or investigative. As of July 31, 1997, the amount of attorneys' fees and expenses incurred in responding to the SEC's requests for information in connection with the SEC Investigation totaled approximately $150,000.

     In May 1997 the Company issued 100,000 stock options to Dr. Stephen Carter with an exercise price of $5.20 per share as payment for his serving as Chairman of the Scientific Advisory Board (the "SAB"). The vesting provisions of these options were amended in August 1997. These options will vest as follows provided Dr. Carter is then serving as Chairman of the SAB at the time of vesting, 10,000 vest immediately, 10,000 vest after one full calendar year, 10,000 vest annually for each of the following three years and 50,000 vest on May 13, 2002. The vesting of the 50,000 options which vest in May 2002 may be accelerated upon the occurrence of the following events: 25,000 options upon the good faith determination by the Company's Board of Directors that a substantive collaborative agreement with a major biopharmaceutical company was a result of Dr. Carter's efforts and 25,000 options upon the good faith determination by the Company's Board of Directors that Dr. Carter made a material contribution towards the approval by the United States Food and Drug Administration of a New Drug Application for the marketing of ONCONASE in the United States.


                     PROPOSAL NO. 2 - 1997 STOCK OPTION PLAN

     The Board of Directors (the "Board") of the Company recognizes that the Company experiences intense competition from other companies for talented managers and employees and that the ultimate success of the Company depends upon its ability to attract and retain high caliber employees, officers and directors. The Compensation Committee of the Board (the "Committee") has determined that one of the most effective means to compete for such personnel is through the issuance of stock options. The Committee does not believe the Company is in a position to offer the type of retirement packages normally offered by larger corporations and thus has used the Company's 1993 Stock Option Plan (the "1993 Plan") and now intends to also use the 1997 Stock Option Plan (the "1997 Plan") to advance this compensation philosophy.

     Under the 1993 Plan, the Company reserved 3,000,000 shares for issuance. Of such 3,000,000 shares, as of October 10, 1997 a total of 2,504,702 shares are subject to outstanding stock options, 40,000 shares have been issued pursuant to the exercise of options granted and 455,298 shares are available for future option grants. Due to the relatively few shares remaining under the 1993 Plan, the Board determined to create a new plan designed to meet the Company's compensation needs. The 1997 Plan was approved by the Board on May 22, 1997. The following is a summary of the relevant terms of the 1997 Plan and is qualified in its entirety by the text of the 1997 Plan attached to this proxy statement as Appendix A.


                             1997 STOCK OPTION PLAN

     The 1997 Plan reserves a total of 2,000,000 shares for option grants. If approved by the shareholders, the 1997 Plan will terminate ten years from May 22, 1997 or May 22, 2007. Options may be granted under the 1997 Plan to any persons who are employees, consultants, advisors, or directors of the Company. The Plan is to be administered by the full Board or the Committee, which may make discretionary grants to persons meeting the eligibility criteria. The 1997 Plan also provides for formula grants to independent directors.

     Options granted under the 1997 Plan are nonqualified options. The selection of participants, allotment of shares, determination of price and other conditions of purchase of such options will be determined by the Board or Committee, in their sole discretion. The exercise price of discretionary options shall be at least equal to the fair market value of the Common Stock on the date of grant. Options constituting discretionary grants generally vest in increments of 20% per year beginning one year after grant date, until fully vested. The Board or Committee can exercise its discretion to provide an alternate vesting schedule, but in no event may options granted under the 1997 Plan be exercised sooner than six months from the date of grant, provided, however, that in the event of a merger or consolidation of the Company in which the Company is not the surviving entity or a dissolution or liquidation of the Company, all options shall become immediately exercisable. Once vested with respect to any portion of an option grant, an option holder may exercise the options for a period of five years. The Board or the Committee may, in their discretion, extend the exercise period, but in no event will an option granted under the 1997 Plan expire more than ten years after the date of grant.

     Under the 1997 Plan, each independent director receives a formula grant of options to purchase 15,000 shares per year, provided the director serves continuously on the Board for an entire calendar year. Formula grants will be made on December 31 of each year. During the year in which a director is initially elected to the Board, the director is eligible for a pro rata grant of options to purchase 1,250 shares for each full month remaining in the calendar year for which the independent director initially serves. Formula grants of options vest in their entirety on December 30 of the year following the grant, provided the director has served continuously on the Board during the preceding year. The exercise price of formula options must equal 100% of the fair market value of the Common Stock on the date of grant and in no event may be granted at less than the par value of the Common Stock.

     Options granted under the 1997 Plan are nontransferable other than to immediate family members, by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined under the Internal Revenue Code of 1986.

     When an option holder ceases to be employed by the Company or to serve as a director, the option holder loses the unvested portion of the options previously granted. Thereafter, on the 190th day following the termination of employment, the entire option terminates. The Board or the Committee may, however, waive or modify this provision. Notwithstanding this provision, the Board or Committee has discretion to terminate the options of any option holder who engages in activities contrary to the best interests of the Company. In the event that the employee ceases to be employed by the Company due to death or disability, the option holder's executors, administrators, legatees, heirs or estate shall have the right to exercise the option under the same conditions under which the option holder would have been able to exercise the options. Subject to compliance with applicable laws and regulations and the consent of holders of outstanding options, the Board can amend the 1997 Plan.

Tax Consequences

     An optionee will not recognize taxable income for Federal income tax purposes upon the receipt of an option under the 1997 Plan, and the Company will not be entitled to a deduction upon the grant of an option. Upon exercise of an option, the optionee will recognize ordinary income equal to the excess of the fair market value on the date of exercise of the Common Stock received upon exercise over the exercise price for such Common Stock. However, any such optionee who is subject to the trading restrictions of Section 16(b) of the Exchange Act would, unless the optionee elected to recognize ordinary income on the date of exercise, recognize ordinary income on the date such trading restrictions terminate (the "Deferred Date"). The amount of such income would equal the excess of the fair market value on the Deferred Date of the Common Stock received upon exercise of the option over the exercise price for such Common Stock, and the holding period for long-term capital gain treatment would not begin until the Deferred Date. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by any optionee at the same time that such optionee recognized such income.

     The Board of Directors recommends a vote FOR approval of the 1997 Stock Option Plan (Proposal No. 2 on the Proxy Card.)

                          PROPOSAL NO. 3 - APPROVAL OF
                 PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE
              OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

     At present the Company is authorized to issue 25,000,000 shares of Common Stock, $.001 par value per share and 1,000,000 shares of Preferred Stock, $.01 par value per share. As of October 10, 1997, there were no shares of Preferred Stock outstanding. Also as of that date, there were 14,847,793 shares of Common Stock outstanding and 3,917,213 shares reserved for issuance pursuant to various outstanding options to purchase Common Stock, 455,298 shares reserved for additional options which may be granted under the 1993 Stock Option Plan, 1,882,500 shares reserved for additional options which may be granted under the 1997 stock option plan and 698,251 shares reserved pursuant to outstanding warrants to purchase Common Stock. Thus, as of October 10, 1997, 3,198,945 shares of Common Stock were available for issuance.

     The Board of Directors believes that it is in the best interest of the Company to increase the authorized number of shares of Common Stock from 25,000,000 to 40,000,000. The Company may need to issue additional Common Stock to obtain additional financing, implement additional management or employee incentive programs or consummate strategic acquisitions, technology or product licensing agreements. On October 31, 1997, the Board of Directors voted to submit to a vote of stockholders an amendment to the Certificate of Incorporation increasing the authorized Common Stock. Although the Company is pursuing potential financing, the Company has no present agreement or commitment to issue any of the additional shares provided for in this Proposal.

     If this Proposal is approved, the additional authorized Common Stock as well as the currently authorized but unissued Common Stock, would be available for issuance in the future for such corporate purposes as the Board of Directors deems advisable from time to time without further action by the stockholders, unless such action is required by applicable law or by the rules of NASDAQ or of any stock exchange upon which the Company's shares may then be listed.

     The Company's Common Stock is currently quoted on the NASDAQ SmallCap market. One of the non-quantitative maintenance criteria recently approved for NASDAQ securities and which becomes applicable to the Company on February 23, 1998 requires stockholder approval for the establishment of certain plans or arrangements by the Company or the issuance of designated securities by the Company. This criteria provides that, for so long as the Company's Common Stock is included in the NASDAQ SmallCap market, stockholder approval will be required for (i) the establishment of a stock option or purchase plan or other arrangement made pursuant to which stock may be acquired by officers or directors, except for warrants or rights issued generally to security holders of the Company or broadly based plans or arrangements including other employees, and certain de minimus issuances thereunder or issuances to induce individuals to enter employment contracts; (ii) the issuance of securities which will result in a change of control of the issuer; (iii) the issuance of securities in connection with the acquisition of the stock or assets of another company (a) if any director, officer or substantial stockholder of the Company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of Common Stock or securities convertible into or exercisable for Common Stock, could result in an increase in outstanding Common Shares or voting power of 5% or more, or (b) where the present or potential issuance of Common Stock, or securities convertible into or exercisable for Common Stock, other than a public offering for cash, if the Common Stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for Common Stock, or the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of stock or securities; or (iv) in connection with a transaction, other than a public offering, involving (x) the sale or issuance of Common Stock, or securities convertible into or exercisable for Common Stock, at a price less than the greater of book or market value, which together with sales by officers, directors or substantial stockholders of the Company equals 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance, or (y) the sale or issuance by the Company of the Common Stock (or securities convertible into or exercisable for Common Stock) equals 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

     The additional authorized shares of Common Stock resulting from this Proposal would be the same as the existing shares of Common Stock. All outstanding Common Stock would continue to have one vote per share. Stockholders of the Company do not presently have preemptive rights nor will they as a result of the Proposal.

     Authorized  shares of Common  Stock in excess of those  shares  outstanding
(including, if authorized, the additional Common Stock provided for in this Proposal) will remain available for general corporate purposes, may be privately placed and can be used to make a change in control of the Company more difficult. Under certain circumstances, the Board of Directors could create impediments to, or frustrate persons seeking to effect a takeover or transfer in control of the Company by causing such shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid that the Board of Directors determines is not in the best interests of the Company and its stockholders, but in which unaffiliated stockholders may wish to participate. The existence of such shares might have the effect of discouraging any attempt by a person, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of such shares could dilute the Company's book value per share and the Common Stock ownership of such person. One of the effects of the Proposal, if approved, might be to render the accomplishment of a tender offer more difficult. This may be beneficial to management in a hostile tender offer, thus having an adverse impact on stockholders who may want to participate in such tender offer.

     It should be noted that subject to the limitations discussed above, all of the types of Board action described in the preceding paragraph can currently be taken and that the power of the Board of Directors to take such actions would not be enhanced by the Proposal, although the Proposal would increase the number of shares of Common Stock that are subject to such action.

     This Proposal and the Company's authorized but unissued Preferred Stock may generally be classified as "anti-takeover" measures and may each, or in conjunction with each other, discourage attempted takeovers of the Company which are not approved by the Board of Directors. The Company does not believe that any other provision of its current Certificate of Incorporation or By-Laws are intended or would have the effect of discouraging or making more difficult the acquisition of control of the Company.

     If the proposal is approved and the Amendment becomes effective, the first sentence of Article 4 of the Company's Certificate of Incorporation, which sets forth the Company's presently authorized capital stock will be amended to read in its entirety as follows:

     "The total number of shares of capital stock which the Corporation shall have authority to issue is forty-one million (41,000,000) shares, of which forty million (40,000,000) shares shall be Common Stock, par value $.001 per share, and one million (1,000,000) shares shall be Preferred Stock, par value $.001 per share."

     The Board of Directors recommends a vote FOR approval of an amendment to the Company's Certificate of Incorporation to increase the authorized shares of Common Stock from 25,000,000 to 40,000,000 (Proposal No. 3 on the proxy card).



                    PROPOSAL NO. 4 - RATIFICATION OF AUDITORS

     On October 31, 1997, the board of directors approved the retention of KPMG Peat Marwick LLP ("KPMG"), independent certified public accountants, to audit the consolidated financial statements of the Company for the fiscal year ending July 31, 1998. KPMG has served as auditor of the financial statements of the Company for each of the fiscal years since and including, the fiscal year ended July 31, 1993. Representatives of KPMG are expected to be present at the Annual Meeting and will have the opportunity to make a statement should they desire to do so. Such representatives are also expected to be available to respond to questions.

     The Board of Directors recommends a vote FOR ratification of the selection of KPMG Peat Marwick LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending July 31, 1998 (Proposal No. 4 on the Proxy Card).



                          ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report to Stockholders for the fiscal year ended July 31, 1997 accompanies this Proxy Statement.


                             STOCKHOLDERS' PROPOSAL

     It is anticipated that the Company's fiscal 1998 Annual Meeting of Stockholders will be held on or about November 19, 1998. Stockholders who intend to present proposals at such Annual Meeting of Stockholders must submit their proposals to the Secretary of the Company on or before July 14, 1998.


                                     GENERAL

     The cost of soliciting proxies will be borne by the Company. In addition to the use of mails, proxies may be solicited by personal interview, telephone and telegraph, and by directors, officers and regular employees of the Company, without special compensation therefor. The Company expects to reimburse banks, brokers and other persons for their reasonable out-of pocket expenses in handling proxy materials for beneficial owners of the Company's Common Stock.

     Unless contrary instructions are indicated on the proxy card, all Common Shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the nominees for directors named herein and FOR Proposals Nos. 2, 3 and 4.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy, by duly executing a subsequent proxy relating to the same Common Shares or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy unless the stockholder votes his or her Common Shares in person at the Annual Meeting. Any notice revoking a proxy should be sent to the Company, at 225 Belleville Avenue, Bloomfield, New Jersey 07003 Attention: Gail E. Fraser, Secretary.

     The board of directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the Common Shares represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her Common Shares will be voted in accordance with the specification so made.

     Please complete, sign and date the enclosed proxy card, which is revocable as described herein, and mail it promptly in the enclosed postage-paid envelope.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING PROXY CARD, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.


                                        By order of the board of directors,


                                        Gail E. Fraser, Secretary

Bloomfield, New Jersey
November 17, 1997

                                   Proxy Card


                              Alfacell Corporation

                 Annual Meeting of Stockholders December 9, 1997
           This Proxy Is Solicited on Behalf of the Board of Directors

     Kuslima Shogen and Gail E. Fraser and each of them, as proxies, with full power of substitution in each of them, are hereby authorized to represent and to vote, as designated below and on the reverse side, on all proposals and in the direction of the proxies on such other matters as may properly come before the annual meeting of stockholders of Alfacell Corporation (the "Company") to be held on December 9, 1997 or any adjournment(s), postponement(s), or other delay(s) thereof (the "Annual Meeting"), all shares of stock of the Company to which the undersigned is entitled to vote at the Annual Meeting.

     UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 and 4 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSALS 1, 2, 3 and 4.

(1) Election of the following nominees as Directors to serve in such capacities until their successors are duly elected and qualified:

Kuslima Shogen               Gail E. Fraser         Stanislaw M. Mikulski, M.D.
Stephen K. Carter, M.D.      Donald R. Conklin               Martin F. Stadler

(Authority to vote for any nominee(s) may be withheld by lining through the name(s) of any such nominee(s).)

     / / FOR all nominees               / / WITHHOLD authority for all

(2)  Proposal to approve the Company's 1997 Stock Option Plan.

     / / FOR                    / / AGAINST                        / / ABSTAIN

(3) Proposal to amend to Company's Certificate of Incorporation to increase the number of authorized shares from twenty-five million (25,000,000) to forty million (40,000,000).

     / / FOR                    / / AGAINST                        / / ABSTAIN

(4) Ratification of the selection of KPMG Peat Marwick LLP to audit the consolidated financial statements of the Company for the fiscal year ending July 31, 1998.

     / / FOR                    / / AGAINST                        / / ABSTAIN


/ /  Please check this box if you expect to attend the Annual Meeting in person.

          (Please sign exactly as name appears to the left, date and return. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustees or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                        Date:
                             -----------------------------------------------

                        ----------------------------------------------------
                                              Sign Here

                        ----------------------------------------------------
                                     Signature (if held jointly)

                        ----------------------------------------------------
                        Capacity (Title or Authority, i.e. Executor, Trustee)

                             PLEASE SIGN, DATE AND MAIL YOUR PROXY TODAY.